EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:
Walter Conner
425-372-3234
wconner@drugstore.com

drugstore.com, inc. Announces Record Fourth Quarter Financial Results

Company Delivers on Expectation, Confirms Key Profitability Milestone Achieved

BELLEVUE, WA – January 20, 2004 – drugstore.com, inc. (NASDAQ: DSCM), the leading online retailer of health, beauty, wellness, personal care, and pharmacy products, today announced its financial results for the fourth quarter and fiscal year ended December 28, 2003. The company reported record net sales of $70.6 million for the quarter and a 59% year-over-year reduction in GAAP net loss, and announced that it achieved EBITDA profitability (a non-GAAP financial measure defined as earnings before interest, taxes, depreciation and amortization of intangible assets, non-cash marketing expense, and stock-based compensation).

“The fourth quarter was an important milestone for drugstore.com™, as we accomplished significant operational goals, including record sales, higher gross margins, and most importantly, EBITDA profitability,” said Kal Raman, president and chief executive officer of drugstore.com, inc. “We also made significant investments for the future, such as broadening our product mix by acquiring a leading online contact lens provider, launching new technology that makes it easier for customers to use their flexible spending accounts, and leading the effort to make the Internet safer for consumers shopping online for prescriptions. With these and other growth initiatives, we believe we can continue to grow the company profitably and build on our position as the leading provider of health, beauty, wellness, personal care, and pharmacy solutions on the Web.”

Fourth quarter 2003 net sales reached an all-time high of $70.6 million, which represented a 28% increase over the fourth quarter of 2002. Net sales for fiscal year 2003 reached $245.7 million, reflecting a 27% increase over fiscal year 2002. Gross margin was 22.2% for the quarter, and increased by 180 basis points over the fourth quarter of the prior year. For fiscal year 2003, gross margin was 20.4%. Net loss for the fourth quarter was $2.4 million, or $0.03 per share, and reflected a 59% reduction from the fourth quarter of fiscal year 2002. Net loss for fiscal year 2003 was $18.6 million, or $0.27 per share, improving by 63% over fiscal year 2002. EBITDA was $556,000 for the fourth quarter, and reflected the first EBITDA profit in drugstore.com, inc.’s history. EBITDA loss for the year was $6.8 million. A reconciliation of net loss to EBITDA is included in the financial data accompanying this press release. Cash, cash equivalents, and marketable securities at the end of the fourth quarter totaled $43.6 million, and reflected the use of $10 million in cash for the acquisition of International Vision Direct Corp. in the fourth quarter of fiscal year 2003.

The company also reported today that it will be correcting stock-based compensation expense as reported for the third quarter ended September 28, 2003. The correction, which is a non-cash charge, is associated with certain employee separation agreements executed in the third quarter, and resulted in an additional stock compensation charge of $1.3 million. As a result of this charge, net loss for the three months ended September 28, 2003 will change from $4.7 million, or $0.07 per share, to $6.0 million, or $0.09 per share, and net loss for the nine months ended September 28, 2003 will change from $14.9 million, or $0.22 per share, to $16.2 million, or $0.23 per share. This charge does not have an impact on EBITDA as reported for the third quarter or fiscal year 2003.

Operational Highlights for the Fourth Quarter of Fiscal Year 2003 and Recent Announcements

•	drugstore.com, inc. acquired International Vision Direct Corp. (“Vision Direct”) for approximately $56 million in aggregate consideration. Vision Direct is a leading direct-to-consumer retailer for prescription contact lenses ordered online, on the phone, through the mail or by fax. Vision Direct, which operates web stores at www.visiondirect.com, www.onestopcontacts.com, www.lensmart.com, and www.paylesscontacts.com, offers high quality brand name products from Bausch & Lomb, CIBA Vision, and Johnson & Johnson. The purchase price included $10 million in cash, with the balance paid in shares of drugstore.com, inc. common stock. The company anticipates the results of the acquisition to contribute positively to both top-line sales growth and profitability in fiscal year 2004, and to be accretive on an earnings per share basis. Following the closing of the acquisition, Vision Direct contributed $2.3 million in top line sales and provided a $50,000 EBITDA contribution to the fourth quarter and fiscal year 2003 consolidated results of drugstore.com, inc. For the year, Vision Direct recognized revenues of approximately $48 million with a trailing twelve month spend per active customer of approximately $195.

•	The company launched the FSA Manager, a free service exclusively for drugstore.com™ customers designed to help simplify the use of flexible spending account (FSA) programs. The drugstore.com™ Web store clearly marks those over-the-counter (“OTC”) products most likely to be eligible for reimbursement by FSA programs. The FSA Manager helps to eliminate tedious paperwork by tracking FSA-eligible purchases and providing customers with IRS-approved receipts for submission to their FSA administrator.

•	The company announced a new e-commerce agreement with Amazon.com, Inc. (NASDAQ: AMZN). Under the new agreement, drugstore.com, inc. will be a non-exclusive wholesaler and fulfillment provider for certain products sold by Amazon.com at the new Amazon.com Health & Personal Care store. The new agreement replaces the company’s existing marketing agreement with Amazon.com, Inc.

•	drugstore.com™ launched its new Flu Care Center at www.drugstore.com/flucenter. The Flu Care Center, which offers a full selection of both traditional and homeopathic flu and cold products, as well as articles on prevention and treatment of flu and colds, generated a significant increase in sales of OTC flu products in the fourth quarter.

•	The new Dr. Weil Recommends store was launched at www.drugstore.com. This online store features a variety of products that represent Dr. Andrew Weil’s philosophy of natural, organic, and earth-friendly products. The store highlights the research of Dr. Weil and Polaris Health, LLC and their efforts to provide consumers with a more comprehensive resource for integrative health education and information. As part of the five-year deal, drugstore.com, inc. will work with Dr. Weil and Polaris to develop an integrative medicine section on the drugstore.com™ Web site. The site will provide consumers with information, resources, and feature a broad selection of health and wellness products personally recommended by Dr. Weil.

•	drugstore.com, inc. was chosen by Internet Retailer as one of the Top 50 Retailing Web Sites for 2004. Editorial selections were based on consultations with members of Internet Retailer’s Editorial Board of Advisers, industry consultants, analysts, nominations from readers, and the editors’ own experience in dealing with sites, both professionally and personally, throughout the year. According to Internet Retailer, the Top 50 sites “know their customers, they understand how the Web site fits into an overall retailing strategy, and they continually strive to improve the online shopping experience.” Factors under consideration include attractive, easy-to-shop sites, great product selection, and merchandising, and features that consumers cannot find in bricks-and-mortar stores.

Financial Highlights for the Fourth Quarter of Fiscal Year 2003 (all comparisons are made with the fourth quarter of the prior fiscal year unless otherwise noted)

•	Net sales grew by 28% and reached an all-time quarterly high of $70.6 million. Revenue generated from OTC sales grew by 37% and revenue generated from pharmacy sales grew by 13%. Pharmacy sales represented 49% of net sales during the quarter and 55% of total net sales for fiscal 2003.

•	Order volume grew by 20%, and average net sales per order increased by 7%, or $5, to $76. Average net sales per order for OTC grew 12% to $58, and average net sales for pharmacy grew by 8% to $106 per order. Orders from repeat customers represented 69% of total order volume and 74% of net sales for the quarter, and 71% of total order volume and 76% of net sales for fiscal year 2003.

•	Fiscal year 2003 net sales were $245.7 million, and were driven by nearly 1.4 million active customers. The trailing 12-month number of active customers grew by 15% in fiscal year 2003 (trailing 12-month active customer base excludes Vision Direct customers who did not make a purchase between the closing date of the acquisition and the company’s fiscal year end). The average annual spend per active customer grew to $176, up from $160.

•	Sales from repeat customers grew by 29% in the quarter, as the number of repeat orders grew by 21%. Repeat revenue from the OTC segment grew by 43%.

•	During the quarter, the company added 288,000 new customers through marketing activities, and an additional 600,000 customers through the acquisition of Vision Direct, bringing the total customer base to over 4.8 million unique customers since inception.

•	Marketing and sales expense per new customer declined to $17, reflecting a $5 improvement from the third quarter of 2003.

•	Fourth quarter gross margin was at an all time high of 22.2%, up from 20.4%, and benefited from high growth in OTC product sales.

•	Fulfillment and order processing expenses declined as a percent of sales to 10.7%, down from 12.8%.

•	Net loss on a GAAP basis was $2.4 million, or $0.03 per share, and improved by 59%, or $3.5 million.

•	EBITDA was $556,000 for the fourth quarter, the first quarter in which the company generated an EBITDA profit.

•	The company ended the fourth quarter with $43.6 million in cash, cash equivalents, and marketable securities. The balance reflects the use of $10 million in cash for the acquisition of Vision Direct. Excluding the acquisition, cash, cash equivalents, and marketable securities would have grown by approximately $4 million from the third quarter of 2003.

•	Employee headcount at the end of fiscal year 2003 was 533, which includes the employees of Vision Direct.

•	Annualized inventory turns for the fourth quarter were approximately 27.

Outlook for the First Quarter of Fiscal Year 2004 and Fiscal Year 2004

drugstore.com, inc. anticipates net sales for fiscal year 2004 to grow in excess of 45% over 2003, and be in the range of $360 million to $390 million. Of net sales, the company expects pharmacy mail order sales to be approximately 16%, local pickup pharmacy sales to be approximately 24%, eye care sales to be approximately 20%, and OTC sales to be approximately 40%. For fiscal year 2004, the company expects GAAP net loss in the range of $9.5 million to $13.5 million and EBITDA in the range of break-even to $4 million. For the first quarter of fiscal year 2004, the company expects net sales to be approximately $80 million to $85 million, with mail order pharmacy sales at approximately 17% of net sales, local pickup pharmacy sales at approximately 28%, eye care at approximately 15%, and OTC sales at approximately 40%. Gross margin in the first quarter of 2004 is expected to be in the range of 21% to 22%. The company anticipates a GAAP net loss range of $4.5 million to $5.0 million and an EBITDA loss range of $1.2 million to $1.7 million for the first quarter, as the company anticipates increased marketing spending in the first quarter to drive additional growth into the newly acquired Vision Direct and the company’s other base businesses. A reconciliation of forecasted net loss range to forecasted EBITDA range (net loss is the most directly comparable GAAP measure) is included in the financial data accompanying this press release.

Non-GAAP Measures

To supplement the consolidated financial statements presented in accordance with GAAP, drugstore.com, inc. uses the non-GAAP measure of EBITDA, defined as earnings before interest, taxes, depreciation and amortization of intangible assets, non-cash marketing expenses and stock-based compensation. This non-GAAP measure is provided to enhance the user’s overall understanding of the company’s current financial performance and prospects for the future. Management believes that EBITDA, as defined, provides useful information to the company and to investors by excluding certain items that may not be indicative of the company’s core operating results. In addition, because drugstore.com, inc. has historically provided EBITDA measures to investors, management believes that including EBITDA measures provides consistency in the company’s financial reporting. However, EBITDA should not be considered in isolation, or as a substitute for, or as superior to, net loss, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP, or as a measure of the company’s profitability or liquidity. Although EBITDA is frequently used as a measure of operating performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Net loss is the closest financial measure prepared by the company in accordance with GAAP in terms of comparability to EBITDA profit or loss.

Conference Call

Investors, analysts, and other interested parties are invited to join the drugstore.com™ quarterly conference call on Tuesday, January 20, 2004 at 5:00 p.m. EST. To participate, callers should dial 1-800-257-1927 (international callers should dial 303-262-2211) five minutes beforehand. Investors may also listen to the conference call live at www.drugstore.com (under Corporate Information), by clicking on the “audio” hyperlink. A replay of the call will be available through Thursday, January 22 at 1-800-405-2236 or 303-590-3000 internationally (use pass code 565761) beginning two hours after completion of the call.

About drugstore.com, inc.

drugstore.com, inc. (NASDAQ: DSCM) is “Your Health & Beauty Superstore” and the leading online health, beauty, wellness, personal care, and pharmacy solution in the world. The drugstore.com™ online store provides a convenient, private, and informative shopping experience that encourages consumers to purchase products essential to healthy, everyday living. The online store offers thousands of brand-name personal health care products at competitive prices; a full-service, licensed retail pharmacy; and a wealth of health-related information, buying guides, and other tools designed to help consumers make informed purchasing decisions. Consumers can personalize their shopping experiences with shopping lists; e-mail reminders for replenishing regularly used products, and private e-mail access to pharmacists and beauty experts for questions.

drugstore.com, inc. has been awarded the Verified Internet Pharmacy Practice Sites (VIPPS) certification by the National Association of Boards of Pharmacy (NABP) as a fully licensed facility exercising the best safe pharmacy practices in compliance with federal and state laws and regulations.

The financial results contained in this press release are preliminary and unaudited. In addition, this press release contains forward-looking statements regarding future events or the future financial and operational performance of drugstore.com, inc. Words such as “expects,” “believes,” “anticipates,” “intends,” “may,” “will,” “plan,” “continue,” “forecast,” “remains,” “would,” “should,” and similar expressions, are intended to identify forward-looking statements. Forward-looking statements are based on current expectations, are not guarantees of future performance and involve assumptions, risks, and uncertainties. Actual performance may differ materially from those contained or implied in such forward-looking statements. Risks and uncertainties that could lead to such differences could include, among other things: effects of changes in the economy, consumer spending, the stock market, changes affecting the Internet, online retailing and advertising, drugstore.com’s limited operating history, the unpredictability of future revenues and expenses and potential fluctuations in revenues and operating results, risks related to business combinations and strategic alliances, consumer trends, the level of competition, seasonality, the timing and success of expansion efforts, risks related to systems interruptions, possible governmental regulation, and the ability to manage a rapidly growing business. Additional information, regarding factors that potentially could affect drugstore.com’s business, financial condition and operating results is included in drugstore.com’s periodic filings with the SEC on Forms 10-K and 10-Q. drugstore.com, inc. expressly disclaims any intent or obligation to update any forward-looking statement, except as otherwise specifically stated by it.

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DRUGSTORE.COM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 28, 2003	December 29, 2002	December 28, 2003	December 29, 2002
Net sales	$70,583	$55,005	$245,733	$193,908

Costs and expenses:
Cost of sales	54,923	43,787	195,501	155,587
Fulfillment and order processing	7,569	7,062	28,888	26,862
Marketing and sales	5,012	4,497	17,482	24,384
Technology and content	1,966	2,542	8,283	11,868
General and administrative	2,778	2,258	11,110	10,943
Impairment and restructuring charges	—	—	—	2,450
Amortization of intangible assets	609	710	1,725	2,852
Amortization of stock-based compensation	278	339	2,015	1,705

Total costs and expenses	73,135	61,195	265,004	236,651

Operating loss	(2,552)	(6,190)	(19,271)	(42,743)

Interest income, net	112	273	622	1,314

Loss before change in accounting principle	(2,440)	(5,917)	(18,649)	(41,429)

Cumulative effect of change in accounting principle	—	—	—	(8,905)

Net loss	$(2,440)	$(5,917)	$(18,649)	$(50,334)

Basic and diluted net loss per share:
Loss before cumulative effect of change in accounting principle	$(0.03)	$(0.09)	$(0.27)	$(0.61)
Cumulative effect of change in accounting principle	—	—	—	(0.13)

	$(0.03)	$(0.09)	$(0.27)	$(0.74)

Weighted average shares outstanding used to compute basic and diluted net loss per share	69,897,827	68,279,757	68,959,133	67,762,667

SUPPLEMENTAL INFORMATION: Gross Profit, Gross Margin, and EBITDA

Profit/(Loss) (See Note 1 below):

USD in thousands, unless otherwise indicated	Three Months Ended		Twelve Months Ended
	December 28, 2003	December 29, 2002	December 28, 2003	December 29, 2002
1. Gross Profit and Gross Margin
Net sales	$70,583	$55,005	$245,733	$193,908
Cost of sales	54,923	43,787	195,501	155,587

Gross profit	$15,660	$11,218	$50,232	$38,321

Gross margin	22.2%	20.4%	20.4%	19.8%

2. Reconciliation of Net Loss to EBITDA Profit/(Loss) (see Note 2 below)

(a) Reconciliation of FY 2003 and FY 2002 net loss to EBITDA Profit/(Loss) calculated as:

Net loss	$(2,440)	$(5,917)	$(18,649)	$(50,334)
Amortization of intangible assets	609	710	1,725	2,852
Amortization of non-cash marketing	574	572	2,290	7,845
Amortization of stock-based compensation	278	339	2,015	1,705
Depreciation (see Note 2 below)	1,647	1,840	6,430	8,636
Interest income, net	(112)	(273)	(622)	(1,314)

EBITDA Profit/(Loss)	$556	$(2,729)	$(6,811)	$(30,610)

(b) Reconciliation of forecasted Q1 FY 2004 net loss range to forecasted Q1 2004 EBITDA Profit/(Loss) range calculated as:

	Three Months Ended March 28, 2004		Twelve Months Ended December 26, 2004
	Range High	Range Low	Range High	Range Low
Estimated net loss	$(4,500)	$(5,000)	$(9,500)	$(13,500)
Estimated amortization of intangible assets	1,100	1,100	4,400	4,400
Estimated amortization of non-cash marketing	570	570	2,300	2,300
Estimated amortization of stock-based compensation	100	100	400	400
Estimated depreciation	1,650	1,650	6,900	6,900
Estimated interest income, net	(120)	(120)	(500)	(500)

Estimated EBITDA Profit/(Loss)	$(1,200)	$(1,700)	$4,000	$0

NOTE 1: Supplemental information related to the Company’s gross profit, gross margin and EBITDA Profit/(Loss)loss for the three and twelve months ended December 28, 2003 and December 29, 2002, respectively, is presented for informational purposes only and is not prepared in accordance with generally accepted accounting principles.

NOTE 2: EBITDA Profit/(Loss) is defined as loss before interest, taxes, depreciation, and amortization of intangible assets, non-cash marketing and stock-based compensation. Depreciation expense excluded from EBITDA Profit/(Loss) is classified in the following financial statement line items:

	Three Months Ended		Twelve Months Ended
	December 28, 2003	December 29, 2002	December 28, 2003	December 29, 2002
Fulfillment and order processing	$1,221	$1,180	$4,741	$4,664
Marketing and sales	—	—	—	—
Technology and content	204	430	881	2,869
General and administrative	222	230	808	1,103

Depreciation	$1,647	$1,840	$6,430	$8,636

DRUGSTORE.COM, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 28, 2003	December 29, 2002
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$43,572	$61,867
Accounts receivable, net	24,896	15,972
Inventories	13,647	4,988
Prepaid marketing expenses	2,291	2,609
Other current assets	3,231	2,857

Total current assets	87,637	88,293

Fixed assets, net	14,280	16,373
Intangible assets, net	19,650	5,036
Goodwill, net	52,438	5,695
Prepaid marketing expenses	10,305	12,595
Deposits and other assets	102	260

Total assets	$184,412	$128,252

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$46,964	$25,647
Accrued compensation	2,932	2,923
Accrued marketing expenses	1,870	3,070
Other current liabilities	3,043	1,499
Current portion of capital lease obligations	785	721

Total current liabilities	55,594	33,860

Capital lease obligations, less current portion	600	452

Stockholders’ equity:
Common stock, $.0001 par value, stated at amounts paid in:
Authorized shares—250,000,000
Issued and outstanding shares—77,377,026 and 68,387,327 as of December 28, 2003 and December 29, 2002, respectively	797,534	744,620
Deferred stock-based compensation	(635)	(648)
Accumulated deficit	(668,681)	(650,032)

Total stockholders’ equity	128,218	93,940

Total liabilities and stockholders’ equity	$184,412	$128,252